JOINT VENTURE CONTRACT Between

China Agriculture Media Group Co. Ltd.

And

Hebei Agricultural Means of Production Co., Ltd.

FOR THE ESTABLISHMENT OF

China Agriculture (Hebei) Media Co. Ltd.

March 25th, 2011

Shijiazhuang (Hebei) Municipality, People’s Republic of China

TABLE OF CONTENTS

1. DEFINITIONS

2. PARTIES TO THE CONTRACT

3. REPRESENTATIONS AND WARRANTIES OF THE PARTIES

4. ESTABLISHMENT OF THE JOINT VENTURE COMPANY

5. PURPOSES, SCOPE OF BUSINESS AND SCALE OF PRODUCTION OF THE JOINT VENTURE COMPANY

6. TOTAL AMOUNT OF INVESTMENT AND REGISTERED CAPITAL

7. RESPONSIBILITIES OF THE PARTIES

8. OFFICE AND OUTLETS LOCATIONS

9. INTELLECTUAL PROPERTY AND TECHNOLOGY LICENSE

10. PURCHASE OF EQUIPMENT

11. SALES OF AD PRODUCTS

12. BOARD OF DIRECTORS AND SUPERVISORS

13. MANAGEMENT ORGANIZATION

14. LABOR MANAGEMENT

15. ANNUAL OPERATION PLAN AND BUDGET

16. TAXATION, THREE FUNDS AND PROFIT DISTRIBUTION

17. FINANCE AND ACCOUNTING

18. BANK ACCOUNTS AND FOREIGN EXCHANGE

19. CONFIDENTIALITY AND NON-COMPETITION CLAUSE

20. DURATION AND EXTENSION OF THE JOINT VENTURE COMPANY

21. EARLY TERMINATION

22. LIQUIDATION AND DISSOLUTION

23. LIABILITY FOR BREACH OF CONTRACT

24. INSURANCE

25. FORCE MAJEURE

26. APPLICABLE LAW

27. DISPUTE RESOLUTION

28. MISCELLANEOUS SCHEDULES

Schedule 1

- Financial Contributions of Parties and Terms Thereof

Schedule 2

- List of Ad Products of the Company

Schedule 3

- Typical LDC network configurations

PRELIMINARY STATEMENT

THIS JOINT VENTURE CONTRACT (“Contract”) is entered in accordance with the Law of the People’s Republic of China on Chinese-Foreign Equity Joint Ventures and the Regulations for the Implementation of the Law of the People’s Republic of China on Chinese-Foreign Equity Joint Ventures (hereinafter collectively referred to as the “Joint Venture Law”) and other relevant and officially promulgated Chinese laws and regulations on this day of March25th, 2011 by and between:

China Agriculture Media Group Co. Ltd. 中农传媒集团有限公司

(hereinafter referred to as “Party A”); AND

Hebei Agricultural Means of Production Co., Ltd. (hereinafter referred to as “Party B”).

Party A and Party B hereby agree to establish an equity joint venture company at No. 10 Pingan S. St., Shijiazhuang Municipality, Hebei Province, the People’s Republic of China, or such location as is mutually agreed upon, on the basis of the principles of equality and mutual benefit.

The Parties hereby agree as follows:

1. DEFINITIONS

Party A and Party B may hereinafter be referred to individually as a “Party” or collectively as the

“Parties”.

Unless the terms of this Joint Venture Contract otherwise provide, the following terms shall have the meanings set forth below:

“Company” shall mean China Agriculture (Hebei) Media Co. Ltd., (中农(河北)传媒有限公司). the equity joint venture company established by the Parties pursuant to the Joint Venture Law, other relevant and officially promulgated laws and regulations of the PRC, and this Contract. This name shall be subject to requisite approval from government authorities.

“Project Company” shall mean each subsidiary of the Company, as established from time to time, to act as a holding company for approximately 3,000 Ad Product locations in Hebei Province. The Parties intend to establish a total of 18,000 Ad Product locations in Hebei Province resulting in the creation of approximately six (6) Project Companies.

“Affiliate”, with respect to a Party, shall mean any corporation, partnership, joint venture or other entity controlling, controlled by or under common control with such Party, but shall not include the Company or Project Company.

“Assist” or “Assistance” shall mean, respectively, to actively and aggressively-support and implement, or the active and aggressive support and implementation of, an activity or application with full intent and commitment to obtain the results sought by the Party or the Company or Project Company which is being assisted.

“Board” or “Board of Directors” shall mean the Board of Directors of the Company.

“Building” shall mean fair use of no less than 150 square meters, that is leased to the Company with assistance by Party B and that is located within Shijiazhuang Municipality, Hebei Province.

“Business License” shall mean the business license to be issued to the Company or Project Company by the Shijiazhuang Industrial & Commercial Administration Bureau.

“Chairman” shall mean the chairman of the Board of Directors of the Company. “China” or the “PRC” shall mean the People’s Republic of China.

“Confidential Information” shall mean technology and know-how as well as trade secrets, strategic business or marketing information, business projections, secret processes and other processes, data, formulae, programs, manuals, designs, sketches, photographs, plans, drawings, specifications, reports, studies, findings, non-patented inventions and ideas, and other information relating to the production, packaging, use, pricing, or sales and distribution, whether of a technical, engineering, operational, business or economic nature, whenever designated as “Confidential” by Party A or Party B or their Affiliates and provided by Party A, Party B or their Affiliates in connection with the establishment of the Joint Venture Company or Project Company and any matters related thereto, the implementation of and/or the conduct of the business contemplated by this Contract and the other contracts contemplated herein. Confidential Information, however, shall not include information which is now or hereafter becomes part of the public domain through authorized publication, information which the receiving Party can demonstrate was in its possession at the time of receipt, and information which hereafter comes into the possession of the receiving Party And was or is not acquired by the receiving Party directly or indirectly from the providing Party or sources under an obligation of secrecy to such providing Party.

“Contract” shall mean this Joint Venture Contract. “Director” shall mean a member of the Board of Directors.

“Effective Date” shall mean the day on which this Contract has been approved by the Examination and

Approval Authority.

“Establishment Date” shall mean the date on which the Business License of the Company is issued. “Examination and Approval Authority” shall mean the relevant Chinese authority in Shijiazhuang as is duly authorized by law to approve this Contract.

“Event of Force Majeure” shall mean “acts of God,” including but not limited to, flood, tornado, earthquake, storm, lightning or fire. Force Majeure shall also include labor strikes, or walkouts, war, riot, civil disturbance, sabotage, which by the exercise of due diligence and foresight could not reasonably have been avoided, and which prevents total or partial performance or a payment obligation under this Contract by such Party. Events of Force Majeure shall specifically EXCLUDE government actions or events, and the Parties hereto recognize that government action shall not fall within the definition of an Event of Force Majeure.

“Foreign Exchange” shall mean any foreign currency except RMB which can be freely exchanged, converted, or traded in the open international currency market.

“Initial Contribution Date” shall mean the mutually convenient date determined by the Parties in accordance with this Contract on which the Parties shall simultaneously contribute in full their respective initial contributions and contractual commitments to the registered capital of the Company in the amounts set forth in Schedule 1 hereof.

“Insurance” shall mean to guarantee against loss or harm, to secure indemnity on in case of loss, damage, or destruction or to issue or procure an insurance policy on or for.

“Joint Venture Term” shall mean the duration of the Company as provided for in Article 20 hereof in this Contract.

“LCD Display” shall mean Liquid Crystal Displays and network communication devices used for distribution of Ad Products and advertising media including any connection devices and power and network cables. Typical configurations are described in Schedule 3.

“Management Personnel” shall mean the General Manager, Deputy General Manager and such other senior personnel positions of the Company that are designated as Management Personnel positions by the Board from time to time.

“Product of Joint Venture Company” or “Advertising Media” shall mean advertising media distributed to any of the 18,000 agricultural locations in Hebei Province described in Schedule 2 hereto, as such schedule may be amended or modified by the Board from time to time.

“Renminbi” or “RMB” shall mean the lawful currency of the PRC.

“Three Funds” shall mean, collectively, the Company’s reserve fund, bonus and welfare fund and enterprise expansion fund.

“United States Dollars” or “US$” shall mean the lawful currency of the United States of America. “Working Personnel” shall mean all employees and staff of the Join Venture Company other than Senior

Management Personnel and members of the Board.

2. PARTIES TO THE CONTRACT

The Parties to this Contract are as follows:

(a) China Agriculture Media Group Co. Ltd., ( 中农传媒集团有限公司) a company registered with the Companies Registry of The Government of Hong Kong Special Administrative Region

of the People’s Republic of China and with its legal address at B2, 1708 Nan Fung Tower, 173 Des

Voeux Road C, Hong Kong SAR of China.

The legal representative of Party A is: Name: Weiheng Cai Position: President Nationality: American

(b) Hebei Agricultural Means of Production Co., Ltd., a company registered with the Shijiazhuang Industrial & Commercial Administration Bureauand with its legal address atNo. 10 Pingan S. St., Shijiazhuang Municipality, Hebei Province, the People’s Republic of China.

The legal representative of Party B is:

Name: Chen Li Jun

Position: President

Nationality: People’s Republic of China

3. REPRESENTATIONS AND WARRANTIES OF THE PARTIES

3.1 Representations and Warranties of Party A

Party A hereby represents and warrants to Party B as follows:

(a)	Party A is a company duly organized and validly existing under the laws of Hong Kong and is in compliance with all conditions required to maintain its status as an enterprise legal person under the laws of Hong Kong.
(b)	Party A shall work together with Party B to provide all the legal paperwork necessary to form the Company or Project Company.

3.2 Representations and Warranties of Party B

Party B hereby represents and warrants to Party A as follows:

(a)	Party B is a company duly organized and validly existing under the laws of the PRC and is in compliance with all conditions required to maintain its status as an enterprise legal person under the laws of the PRC.
(b)	Party B shall work together with Party A to provide all the legal paperwork necessary to form the Company or Project Company.

4. ESTABLISHMENT OF THE JOINT VENTURE COMPANY

4.1 Establishment of the Joint Venture Company

In accordance with the Law of the People’s Republic of China on Chinese-Foreign Equity Joint Ventures and other relevant and officially promulgated PRC laws and regulations, the Parties hereby agree to establish the Joint Venture Company pursuant to the terms of this Contract. The Joint Venture Company shall be a legal representative under the laws of the PRC subject to the protection and jurisdiction of PRC law.

4.2 Name and Address of the Joint Venture Company

(a) The name of the Joint Venture Company shall be “China Agriculture (Hebei) Media Co. Ltd.” in English and 中农(河北)传媒有限公司 in Chinese.

(b) The legal address of the Company shall be No. 10 Pingan S. St., Shijiazhuang

Municipality, Hebei Province, the People’s Republic of China.

4.3 Change of Name.

The trande name “China Agriculture Media” （中农传媒）of the Joint Venture Company belongs to Party A. The Joint Venture Company or Project Company shall immediately change its name by removing there from the trade name“China Agriculture Media” (中农传媒) or without replacing it with any similar trade names, words or expressions when this Contract or the Company or Project Company is terminated. If as a result of any change in the laws or regulations of China, (i) Party A’s participation in the registered capital of the Company or Project Company at any time during the existence of this Contract falls below fifty percent (50%); or (ii) Party A’s representatives no longer have the power to appoint a majority of the Board of Directors of the Company or Project Company, then Party A has the right to decide whether withdraw its name from the Company or Project Company or not. Without Party B’s prior consent, Party B undertakes not to continue or take over the Company or

Project Company’s business using the trade name “China Agriculture Media” (中农传媒) or any similar words or expressions.

4.4 Limited Liability Company

The Joint Venture Company shall be a limited liability company. The liability of each of the Parties for the obligations, liabilities, debts and losses of the Company shall be limited to that Party’s obligation to make its respective contribution and contractual commitments to the registered capital of the Company within the period required by Chinese law. Unless it has agreed otherwise in a separate agreement with a third party, a Party shall not be liable for any obligations or liabilities of the Joint Venture Company or Project Company. Any Party shall not be required to provide any further funds to or on behalf of the Company or Project Company beyond the amount contributed by the Party under this Contract and pursuant to the contractual commitments set forth in Schedule 1.

4.5 Profits and Losses

The Parties shall share the profits, losses and risks of the Company in proportion to and, in the event of losses, to the extent of their respective contributions and contractual commitments to the registered capital of the Company.

4.6 No Agency Relationship

Neither Party is the agent of the other Party nor does either Party have any power to bind the other Party or to assume or to create any obligation of responsibility, express or implied, on behalf of the other Party in the other Party’s name. Neither this Contract nor any of the other contracts contemplated herein shall be construed as constituting Party A and Party B as partners or as creating any other form of legal association which would impose liability upon one Party for the act or failure to act of the other.

4.7 Other Contracts

(i) the Joint Venture Company or Project Company and Party B shall duly execute the Sales Contract; and (ii) the Company or Project Company, Party A and Party B shall duly execute the Technology License Contract, The LCD Display Supply Agreement and Non-Competition Agreement.

4.8 Branches and Subsidiaries

The Joint Venture Company or Project Company may establish branch offices and/or subsidiaries in the PRC upon the approval of the Board of Directors and, if necessary, the Examination and Approval Authority and the relevant local government departments.

5. PURPOSES, SCOPE OF BUSINESS AND SCALE OF PRODUCTION OF THE COMPANY

5.1 Purposes and Scope of the business of the Joint Venture Company

The purpose and scope of business of the Joint Venture Company shall be to establish, develop and maintain an advertising network of Liquid Crystal Displays covering approximately 18,000 agricultural storefront locations in Hebei Province (the “Ad Products’) and other marketing products, to sell and distribute the Ad Products in Chinese domestic and international markets, and to carry out any other activities necessary to accomplish the foregoing. Scope of business shall be base on the registration in industrial and commercial bureau.

5.2 Estimated Scale of Production

The estimated scale of production is as set forth in the project analysis of agricultural media, as presented in Schedule. The initial Ad Products and media network shall be installed at 3,000 locations arranged by Party B and be expanded by to 18,000 locations arranged by Party B in Hebei Province within 24 months of operation. Based on the current investment and roll out of 3,000 locations the Project Company projects revenues of 45,884,880RMB per annum but in no event shall annual revenues or net profit of the Project Company fall below 40,000,000RMB or 20,000,000RMB respectively as set forth in the Sales Contract.

6. TOTAL AMOUNT OF INVESTMENT AND REGISTERED CAPITAL

6.1 Total Amount of Investment

The total amount of investment of the Joint Venture Company shall be US$50,000,000 (Fifty

Million United States Dollars).

6.2 Registered Capital

The registered capital of the Joint Venture Company shall be RMB 1,000,000 (One Million

RenMinBi) and shall be contributed by the Parties in the following proportions:

(a) Party A’s aggregate contribution to the registered capital of the Company shall be RMB 1,000,000 (One Million RenMinBi) representing sixty percent (60%) of the total registered capital of the Company, and shall be contributed by RMB or US Dollars remittance equivalent to the amount marked in US Dollars.

(b) Party B shall not contribute to the registered capital of the Company but they shall be required to enter into the Sales Contract with the Company and each Project Company whereby they shall agree to purchase no less than 1,314,000 seconds (“Seconds”) of Ad Products per month, from each Project Company at a price of 2.54RMB per second. Simultaneous to the sale of the Seconds each month, Party B shall also issue an exclusive option to each Project Company (“Monthly Option”) to repurchase the Seconds at the price of 2.54

RMB per second without gross up or tax. The Monthly Option shall be exercisable at the sole discretion of the Project Company. In consideration of this commitment, Party B shall receive an interest representing forty percent (40%) of the total registered capital of the Company as set forth in Schedule 1.

6.3 Timing of Capital Contributions

Contributions to the registered capital of the Company shall be made by the Parties in accordance with Schedule 1; provided, however, that Schedule 1 may be adjusted by the unanimous vote of the Board in light of actual conditions consistent with the requirements of relevant regulations. However, any adjustment of the Contributions will be subject to the final approval of the Examination and Approval Authority.

7. RESPONSIBILITIES OF THE PARTIES

7.1 Responsibilities of Party A:

Among its responsibilities under this Contract, Party A shall:

(a) Make its contributions to the registered capital of the Company in accordance with the relevant provisions of this Contract;

(b) Enter into, or cause its Affiliates to enter into, such contracts as is necessary for the establishment of the Company or Project Company;

(c) Assist the Company or Project Company, in acquiring an export license and other procedures for the import of technology from Korea, the United States, Japan and other countries pursuant to the Technology License Contract and the import of the machinery and equipment, which shall be sold by Party B to the Company or Project Company;

(d) Recommend and assist in the recruitment of suitable Chinese management personnel, technical personnel and other necessary staff and workers to be employed by the Company or Project Company;

(e) Purchase Liquid Crystal Displays and communication equipment for the 18,000 locations in Hebei Province on behalf of the Company or Project Company;

(f) Help the Joint Venture to acquire or adopt advanced various company management and controlling process (including software) which would reasonably benefit the Joint Venture in the long run, provided that the costs shall be borne by the Joint Venture;

(g) Assist the Company or Project Company to find other customers for its products; (h) Purchase latest technology or updated information for the Company or Project

Company; assist the Company or Project Company to develop new products.

(i)	Assist with other matters entrusted to it by the Company or Project Company and as agreed from time to time by Party A.

7.2 Responsibilities of Party B:

Among its responsibilities under this Contract, Party B shall:

(a) Enter into the Sales Contract in exchange for registered capital of the Company in accordance with the relevant provisions of this Contract and Schedule 1;

(b) Enter into, or cause its Affiliates to enter into, such contracts as is necessary for the establishment of the Company or Project Company;

(c) Maintain and Insure the Ad Products and introduce current technology to the Company or Project Company and update it consistently. Assist the Company or Project Company in development of new products.

(d) Assist the Company or Project Company in obtaining the Chinese tax preferences, exemptions and other preferential tax treatment available to or for the Company or Project Company;

(e) Assist the Company or Project Company in obtaining the Certificate of Approval, Business License when setting up and other permission providing for a term of validity and scope of business acceptable to both Parties;

(f) Assist the Company or Project Company, if requested, in handling all licenses, approvals and registrations for the importation of technology in accordance with the terms set forth in the Technology License Contract;

(g) Assist the Company or Project Company, if requested, in making import customs declarations, obtaining relevant import licenses, approvals and exemptions from customs duties and taxes for any machinery and equipment to be sold to the Company or Project Company;

(h) Recommend and assist in the recruitment of suitable Chinese management personnel, technical personnel and other necessary staff and workers to be employed by the Company or Project Company;

(i) Provide assistance to foreign workers and staff in obtaining entry visas, work licenses, and other needs for their stay and travel in the PRC;

(j) Assist the Company or Project Company to find other customers for its products; (k) Assist the Company or Project Company to obtain PRC government’s recognition as HI-TECH enterprise or Encouraged enterprise, if possible; and

(l) Assist the Company or Project Company in installation and establishment of the Ad Product network at 3,000 Hebei Province Ad Product network locations within the first 12 months and 18,000 Hubei Province Ad Product network locations within 24 months. Act in accordance with and pursuant to the Sales Contract.

(m) Provide full assistance and support to Party A by any means reasonably available to Party B, for the national development and establishment of approximately 400,000 Ad Product locations at Party B’s store locations outside of Hubei Province.

(n) Handle other matters entrusted to it by the Company or Project Company and as agreed from time to time by Party B.

7.3 Expenses Not Reimbursable

Except as otherwise expressly provided for in this Contract, expenses incurred by either Party in fulfilling the aforesaid responsibilities and other financial expenses incurred by the Parties on behalf of the Company or Project Company shall be borne by the Company only upon approval of the Board.

7.4 Standards of Business and Ethical Conduct.

The Parties shall cause the Company or Project Company to adopt and comply with standards of conduct and business practices in conformity with the laws and regulations of the PRC.

8. BUILDING AND NETWORK LOCATIONS

8.1 Lease of Building

Party B shall assist the Company or Project Company in leasing the Building for the Joint Venture and establishing the Ad Product network at approximately 18,000 locations.

8.2 Environmental Matters

(a) Party B represents and warrants that as of the date of this Contract: (i) the Ad Network locations are in full compliance with all relevant laws, regulations and rules related to, and with all requirements of relevant PRC government authorities for, land administration, environmental protection, water and soil conservation, construction standards, fire prevention and worker safety in effect as of the date thereof and are free from any environmental liabilities to and claims from both government and non-,government parties. Any expenses arising out of or related to non-compliance of such requirements shall be borne by Party B.

Party A promises and guarantees: Any expenses arising out of or related to the radiation problem while installing or using the Ad Products shall be borne by Party A.

8.3 Utilities

Party B shall assist the Company or Project Company in providing all utilities required by the Company or Project Company, including electricity, network communication bandwidth, and other specified utilities.

9. INTELLECTUAL PROPERTY AND LICENSING OF TECHNOLOGY

9.1 Intellectual property, know-how or processes of Party A shall remain the sole and exclusive property of Party A. Any intellectual property, know-how and drawings or upgrades created by the Company or Project Company relating to Ad Product technology will belong to and be assigned to Party A.Any technology relating to improvement of network performance will belong to Party A.

9.2 Intellectual property contributed by Party B, if any, remains the sole and exclusive property of Party B.

9.3 Intellectual property or know-how of Party A or processes owned by Party A can NOT be improved upon or reproduced or used by Party B or any of its Affiliates or other partners.

9.4 Technology License Contract

Party A shall grant or cause its relevant Affiliate to grant to the Company or Project Company a non-exclusive and non-assignable right and license to use and exploit certain technology and know-how for the manufacture, use and sale of the Ad Products pursuant to the terms and conditions of the Technology License Contract.

10. PURCHASE OF EQUIPMENT

The Company or Project Company will purchase machinery and equipment from suppliers on a best value basis. The sources of purchasing the equipment and machinery should be determined by the unanimous agreement of the Board of Directors. The LCD Display Supply Agreement shall be executed within thirty (30) days after the establishment of the Company.

11. SALES OF AD PRODUCTS

The sale of Ad Products shall be determined by the Sales Contract and handled by the Company or Project Company itself and/or through other sales organizations to be determined by the General Manager. Prices of Ad Products for sale shall be determined by this Contract, the Sales Contract and the General Manager of the Company in accordance with plans and policies approved by the Board and subject to Section 6.2(b) above.

Both parties agree that the Company or Project Company may sell its products to both Parties at a price agreed by Board of Directors from time to time, subject to Section 6.2(b) above.

12. BOARD OF DIRECTORS AND SUPERVISORS

12.1 Establishment

The Board of Directors of the Company shall be established by the Parties and shall hold its first meeting within thirty (30) days of the Establishment Date.

12.2 Composition and Term

The Board of Directors shall be composed of five (5) Directors, of whom two (2) shall be appointed by Party B and three (3) by Party A. Unless the Parties otherwise agree in writing, the Chairman shall be appointed by Party A and the Vice Chairman by Party B. Each individual serving in the capacity of Director, Chairman or Vice Chairman shall hold office for a term of four (4) years, and each shall be eligible for consecutive terms of office upon reappointment by the original appointing Party. Any vacancy created in the Board of Directors shall be filled by the Party which originally appointed the absent Director causing the vacancy. Any Party may at any time remove for any reason any or all of the individuals appointed by such Party as a Director and appoint in lieu thereof another individual or individuals to serve the remainder of the relevant term(s).

12.3 Legal Representative

The Chairman of the Board shall be the legal representative of the Company or Project Company and shall act only in accordance with the specific decisions, resolutions and instructions of the Board of Directors. Whenever the Chairman is unable to discharge his duties, he shall authorize the Vice Chairman or another Director to represent the Company or Project Company and execute his rights.

12.4 Authority

The Board of Directors shall be the highest authority of the Company or Project Company and shall make decisions on all major and important matters of the Company or Project Company. The rules of procedure governing the Board of Directors and its powers and responsibilities are as set forth in this Contract and the Articles of Association.

12.5 Personal Liability of Directors

A Director, including the Chairman and Vice Chairman, shall not have personal liability for action he undertakes on behalf of the Company or Project Company within the scope of authority of this Contract, the Articles of Association or the Board resolutions unless his or her action:

(a) is outside the scope of the approval or authorization given to him by this

Contract or the Board of Directors’ resolution; or

(b) is in breach of Articles 147 to 153 of the Company Law of PRC; or

(c) is in breach of the laws and regulations of the PRC at the time.

Any Director, including the Chairman and Vice Chairman, acting in violation of this Contract or Board of Director’s resolutions shall indemnify and hold harmless the Company or Project Company against all losses caused to or liabilities and expenses incurred by the Company or Project Company. The Company shall, to the extent permitted by law, indemnify any Director for damages or losses incurred in good faith by such Director in the performance of his or her obligations.

12.6 Board voting

Resolutions of the board of directors shall be adopted by a majority vote (whether present in person or by proxy) at a duly convened meeting. However the following actions, because of their potentially substantial and material impact on the interests and investments of the stock holders may not be taken without at least one representative from party A and one representative of party B being recorded in the majority vote.

(a) Amendment of articles of association

(b) Increase, reduction or assignment of registered capital and the adjustment of each party’s share of interest in the registered capital of the Company.

(c) Merger or consolidation of the Company or Project Company with any other economic organization or reorganization of the Company; and, extension, termination, liquidation, or dissolution of the Company or Project Company.

(d) Approval of any change in the scope of the business of the Company or Project

Company, outside the normal course of business.

(e) Transfer, sale, lease, or other manner of disposition of the business or assets of the Company or Project Company, in whole or in part, the acquisition of businesses or assets of any other company or entity or the making of investments that is not expected to be undertaken in the ordinary course of business.

(f) The partners expect that profits will be retained by the JV to grow the business; however for any declaration of dividends in excess of 50% of prior year’s earnings the majority vote must include one representative from each of party A and party B.

(g) Determination of the amounts to be allocated to each of the Three funds

(h) Pledge or encumber the assets of the corporation (i.e. the granting of security interest of the Company or Project Company )

(i) Approve or implement capital expenditures which are not provided for in the annual business plan or exceed by 25% the capital expenditure budget of the annual business plan.

(j) The partners agree that the board will manage the operating budget of the annual business plan of the Company or Project Company, and implement revisions as they may occur from time to time. However, if any such revision results are outside the ordinary course of business, as defined by in a variation by more than 35% of operating profit or more than $500,000 of reduced cash flow then the majority shall include one representative from each of party A and B.

(k) Change legal counsel representing the Company or Project Company; or, to appoint or change the independent auditor of the Company or Project Company. To adopt or implement a material change in the accounting procedures or principles of the Company or Project Company.

(l) Selection of insurers and the determination of insurance coverage and premium amounts for the Company or Project Company

12.7 Board Meetings

The regular meeting of the Board of Directors shall be held at least twice a year. Meetings of the Board of Directors shall normally be held at the registered address of the Company, but may be held at any other place as may be jointly selected by the Chairman and Vice Chairman.

12.8 Interim Board Meeting

Within three (3) days after the receipt of the proposal by at least two Directors requesting that an interim Board meeting be held, either the Chairman, or in his absence or failure to act, the Vice Chairman, of the Board shall send written notice calling an interim Board meeting.

12.9 Notice of Meetings

The Chairman, or in his absence or failure to act, the Vice Chairman, shall send written notice at least fourteen (14) days prior to any Board meeting stating the specific agenda, time and place of the meeting. Such notice may be waived by the unanimous consent of all Directors attending the meeting in person or by proxy. A Board meeting shall be convened not less than fourteen (14) days or more than twenty-eight (28) days from the date of the notice.

12.10 Attendance

A Director may attend a Board meeting in person, by conference telephone or designate another person by proxy and vote in his place. Such designation shall be in writing with designated rights, shall be signed by the Director, and shall identify the meeting or meetings at which the person may act as a proxy and any instructions that may be applicable to the proxy. A Director may appoint another Director as his proxy. A person acting as a proxy may do so for more than one Director. The quorum for a Board meeting shall consist of at least three (3) Directors or proxies authorized by the Director. However, no party could hold a Board meeting without another party’s permission.

12.11 Voting

The Directors may vote on any matters either by attending meetings in person, by telephonic conference or by proxy. Each Director shall have one vote.

12.12 Written Consent

The Board of Directors may conduct any business and make decisions and take actions that could have been otherwise duly taken pursuant to a Board meeting by means of a unanimous written consent in lieu of a meeting.

12.13 Compensation and Expenses

The Company or Project Company shall not pay any fee, remuneration or subsidy to any Director for attendance at a Board meeting. The Company or Project Company may reimburse a Director for reasonable expenses incurred in respect of traveling, accommodations and other living expenses to attend Board meetings if the Board of Directors agree to do so.

12.14 Minutes

Minutes shall be kept for each Board meeting and signed by all Directors present at the Board meeting in person or by proxy. In order to facilitate the smooth conduct of Board meetings, the Chairman shall appoint a designee for the purpose of the Board meeting. The duties of such designee shall be to take detailed minutes of the Board meeting, procure the proper signatures for the adoption of such minutes, translate or arrange for the translation of documents and dispatch documents relating to the Board meeting to the Directors. Minutes of the Board meeting shall be maintained in both Chinese and English. Copies of the minutes in both Chinese and English languages shall be sent to Party A and Party B at the addresses set forth in this Agreement.

12.15 Secretary of Board of Directors

A secretary of Board of Directors will be appointed by the Chairman of the Company. His or hers responsibility is as following:

(h) convoke the Board meeting

(ii) record the Board meeting

(iii) prepare and notice the Board meeting

(iv) file the documents of Board meeting and make it orderly

(v) release and collect documents of Board of meeting

(vi) responsible for the Company or Project Company’s confidential protection and obey the relevant regulations of the Company

12.16 Supervisors

The Company shall have two supervisors and no board of supervisors will be established. With regard to the appointment and duties of the supervisors, the Parties agree that:

(a) Party A and Party B shall be entitled to respectively appoint one (1) supervisor. Any Director or senior management personnel shall not concurrently be the supervisor.

(b) The term of office of a supervisor shall be three (3) years, or such shorter term as permissible in PRC laws and regulations. A supervisor may serve consecutive terms if he/she is reappointed.

(c) Each of the Parties shall be entitled at any time to remove any person appointed by it as a supervisor from his/her office and to appoint any other person to complete the remainder of the term of office of the removed supervisor. The appointment or removal of a supervisor by any Party shall be in writing and shall take effect upon submission to the Board of Directors. Such removal shall be reported to the original examination and approval authority for the record.

(d) If there occurs any retirement, removal, resignation, illness, disability or death of a supervisor, the Party which originally appointed such supervisor shall appoint a successor to serve out the remainder of such supervisor’s term of office. Such appointment shall be reported to the original examination and approval authority for the record.

(e) Two supervisors shall hold at least one meeting each year and either supervisor may propose for an interim meeting.

(f) The supervisors shall exercise their powers and duties in accordance with PRC Company Law and Articles of Association and in a good-faith and a reasonable manner. The exercise of any power or duty shall be subject to the prior written consent by both supervisors. If either supervisor exercises any power or duty without the prior written consent by both supervisors, or the exercise of any power or duty affects the normal operation of Joint Venture, or cause adverse result or loss upon the Joint Venture, the supervisor and the party who appoints such supervisor shall jointly bear the liability to the Joint Venture, moreover, the Party who appoints such supervisor shall immediately replace the supervisor.

(g) The Joint Venture shall not pay any fee, remuneration or subsidies to any supervisor, unless approved in advance by the unanimous agreement of the Board of Directors.

12.17 The supervisors have the right and obligation as defined by the Corporation Law of the

People’s Republic of China.

13. MANAGEMENT ORGANIZATION

13.1 Establishment

(a) The Board of Directors of the Company shall establish a management organization comprised of Management Personnel who shall be in charge of the day-to-day operations and management of the Joint Venture Company. The management organization shall be headed by one

(1) General Manager and one (1) Deputy General Manager. The General Manager shall be hired by the Board of Directors. The Deputy General Manager shall be hired by the Board of Directors and shall be a person agreeable to the General Manager. The Company shall initially have the following managerial departments: production and technology; personnel and administration; finance and accounting; quality assurance, engineer. The Company’s initial Management Personnel shall be as follows:

(i) one (1) General Manager;

Company’s marketing;

(ii) one (1) Vice General Manger responsible for the Company or Project will report to the CFO.

(iii) one (1) CFO and one Director of Financial Accounting Department that

(iv) one (1) Project Manager responsible for products and purchasing; (v) one (1) Human Resources Manager; and

(vii) one (1) Engineer Manager; and one (1) quality assurance manager. (b) Removal of General Manager and Vice General Manager.

The Board of Directors shall have the authority to remove the General Manager and Vice General Manager and department managers at any time upon majority vote of the Board because of their in-capabilities for their positions or dereliction of duties. If the General Manager, Vice General Manager or a department manager is a member of the Board of Directors, he shall not be entitled to vote on the issue of his removal. However, the Parties shall take into account the interests of the Joint Venture Company in having a stable tenure for the General Manager and Vice General Manager, especially during the first two years of the Company, before making a decision to replace one of these individuals.

(c) In addition, each Party agrees to cause the Directors appointed by it to approve all persons nominated to Management Personnel positions; provided, however, that each Party may veto the nomination of any candidate for a Management Personnel position if such candidate fails to meet the criteria ascribed to the position for which the candidate is nominated as may be provided in the Articles of Association or otherwise determined by the General Manager and the vetoing Party shall provide reasonable evidence of such failure. Each individual serving in the capacity of Management Personnel shall hold office for a term of two (2) years, and each shall be eligible for consecutive terms of office if re-nominated by the original nominating Party. If it becomes necessary, due to dismissal or resignation, to replace the individual serving in the capacity of Management Personnel, the Party that originally nominated such individual shall nominate a replacement to serve the remainder of the relevant term.

(d) The duties of the General Manager shall consist of carrying out the decisions of the Board of Directors and organizing and directing the day-to-day operations and management of the Company or Project Company and deciding on all management and operation issues of the Joint Venture which are not within the scope of authority of the Board of Directors as set forth in this Contract. In the absence of the General Manager, part or all of the foregoing authority and power may be delegated by the General Manager to the Deputy General Manager or to any other Management

Personnel selected by the General Manager.

13.2 The General Manager’s rights:

The general manager shall be responsible for the daily operation of the Company or Project

Company. The general manager is entitled to the following authority:

(a) Entrusted by the Board, be responsible for the daily operation of the Company or Project Company, making decisions relating to the Company or Project Company’s daily operation.

(b) To execute the resolution of the Board and annual operation and investment plan approved by the Board. To examine and approve expense within the authority approved by the Board.

(c) Draft the development strategy according to the Board’s opinion. Draft the annual budget and key work of the Company or Project Company according to the company’s development strategy.

(d) Draw out the essential management system and the regulations and rules of the

Company or Project Company and execute them upon the approval of the Board.

(e) Draft the proposal of operation, fixed assets investment, improvement of technology, R&D and new products development.

(f) Make decision of the utilization and allocation of the Company or Project

Company’s fund and assets within the authority approved by the Board.

(h) Establish the salary, welfare and rewards and punishment systems. Determine the employment, promotion, salary increase, reward and punishment and removal of the employees.

(i) Sign the contracts that are deem to be signed by the General Manager on behalf of the Company or Project Company, or sign contracts and agreements designated by legal representative.

(j) Participate in the board of the directors.

(k) Propose to have temporary Board meeting.

(l) Other rights regulated by the PRC laws and the Articles of Association and the rights granted by the board of directors;

13.3 The General Manager and vice General Manager should obey the following behavior criterion

(a) Execute his rights within the authority. No ultra vires.

(b) No contract or transaction with the Company or Project Company is allowable without the authorization of the Articles of Association or the Board approval.

information.

(c) No seeking of benefit for himself or others by taking advantage of the internal

(d) No operation of the business which is identical to that of the Company or Project Company for individual purposes or for others, no engaging in activities that harm the interest of the Company or Project Company.

(e) No seeking of private interest with the convenience of the position or right in the Company or Project Company, no taking of briberies or other illegal incomes, no seizing of the property of the Company or Project Company.

(f) No misappropriation of the funds of the Company or Project Company or lending it to others.

(g) No random transfer of funds. The utilization and allocation of the funds shall be approved by the Board with the signature both of the General manager and CFO.

(h) No seizing or accepting the business opportunity which should belong to the Company or Project Company for himself or others with the convenience of the position in the Company or Project Company.

(i) No accepting any commission relating to the Company or Project Company’s transactions. No bribery.

(j) No borrowing funds from the Company or Project Company in the name of oneself or others

(k) No offering of guarantee, mortgage and impawn for the debt of either party or others with the assets of the Company or Project Company.

(l) No providing false accounting, production and business information

(m) No releasing confidential information received during his term of office relating to Party A, Party B or the Company or Project Company.

(n) No engagement in other competitors companies, except for Party A and Party B and its subsidiaries.

(o) Shall not take advantage of their positions to arrange their relatives to the

Company or the Project Company unless the approval of the Board.

13.4 Employment

Employment Policies.

The employment policies and the related procedures shall be proposed by the general manager for the approval of the Board in the framework of PRC laws. The qualification and number of employees shall be determined in accordance with the operating needs of the company set forth by the General Manager.

Each Management Personnel shall execute the Labor Contract with the Company. The specific powers and responsibilities of Management Personnel shall be prescribed in the relevant provisions of the Articles of Association of the Company. No Management Personnel shall have any personal liability for any acts performed in good faith, in the normal course of their employment and within the scope of activities permitted to be engaged in by such Management Personnel as set forth in this Contract and the Articles of Association.

Each Management Personnel (other than the General Manager) shall receive his assignment from and shall report to the General Manager and shall be subject to removal at any time by the Board. In the event a manager is removed, the Party that originally nominated such manager shall nominate another individual for such position. The General Manager shall have the right to appoint an interim manager if such Party fails to nominate another individual within thirty (30) days of such individual’s removal.

Administration of Employment Matters.

All employment matters, including recruitment, dismissal, promotion and discipline of employees of Company or Project Company shall be administered by the General Manager, subject to the review of the Board of Directors. The Company or Project Company, acting through the General Manager, shall have the right to take disciplinary actions in accordance with the PRC Labor Law, PRC Labor Contract Law and other applicable laws and regulations, including giving a warning and recording a demerit against, and/or reducing the wages of employees who violate the rules, regulations and labor disciplines of the Company or Project Company. Where a case is extremely serious, an employee may be dismissed. The General Manager shall also have the right to dismiss any employee of the Company or Project Company who is found inadequate, incompetent or unsuitable for their job (even after having received proper training).

Expatriate Workers.

The Company or Project Company may employ expatriate persons as managers and technical experts in accordance with the needs of the Company or Project Company. The employment of specific expatriate persons shall be determined by the Board of Directors.

Transfer of Employees

Party A and Party B shall not hire, employ or transfer to its other businesses any current or former employee of the Company or Project Company unless (1) the General Manager has given his consent to the hiring, employment or transfer of such person; or (2) such person terminated his employment with the Company or Project Company more than one year prior to such hiring, employment or transfer.

13.5 Compensation

Matters such as salaries, wages, subsidies, benefits, insurance, allowances, rewards and other compensation matters of Management Personnel, except Seconded Personnel, shall be stipulated in the Labor Contract between the Company or Project Company and such Management Personnel. Similar matters for Seconded Personnel shall be stipulated in the Second Contract.

13.6 Confidentiality and Non-Competition

Each Management Personnel shall, as a condition to employment by the Company or Project Company, execute an agreement in form and substance acceptable to the General Manager which shall contain provisions prohibiting the disclosure of confidential information obtained during the course of employment with the Company or Project Company and restricting the ability of such Working Personnel to compete with the business of the Joint Venture Company.

14. LABOR MANAGEMENT

14.1 Enterprise Autonomy

The Company or Project Company shall have all-possible autonomy under the laws and regulations of the PRC concerning the recruitment, employment, compensation, designation of welfare benefits, procurement of labor insurance, promotion, discipline and dismissal of Working Personnel. The labor policies of the Company or Project Company shall be determined in accordance with applicable PRC labor laws and regulations and the relevant regulations of Hebei Province and Shijiazhuang Municipality on labor management in foreign investment enterprises.

14.2 Employment

The qualification and number of Working Personnel shall be determined in accordance with the operating needs of the Company or Project Company as determined by the General Manager. Each Working Personnel shall, as a condition to employment by the Company or Project Company, execute a Labor Contract with the Company or Project Company, which shall contain provisions prohibiting the disclosure of confidential information obtained during the course of employment with the Company or Project Company and restricting the ability of such Working Personnel to compete with the Company or Project Company. Working Personnel shall observe the various rules and regulations of the business of the Company or Project Company in fulfilling their respective tasks. The General Manager may, in his sole discretion and according to the degree of seriousness of the case, give warnings, record demerits, deduct wages, dismiss, or otherwise remove any Working Personnel who has violated the terms of his or her Labor Contract or the rules, regulations or labor discipline of the Company or Project Company.

14.3 Compensation

Matters such as compensation, wages, subsidies, benefits, insurance, allowances, rewards, and other compensation matters of Working Personnel shall be stipulated in the Labor Contract between the Company or Project Company and each Working Personnel.

14.4 Training

If required, candidates hired by the Company or Project Company must complete satisfactorily the training program specified in their Labor Contracts and a subsequent probationary period of work before they will be officially considered employees of the Company or Project Company. The General Manager shall have the absolute right to decide, on behalf of the Company or Project Company, whether such persons have successfully completed their probationary period and shall be granted employment, or that such persons shall not be granted employment for whatever reasons, including lack of qualification, redundancy or otherwise. Any person to whom the Company or Project Company does not offer employment after the probationary period shall be given notice before dismissal. The Company or Project Company shall not otherwise be liable in any manner to any individual or Party in connection with the Company or Project Company’s decision to decline to offer employment to a person.

15. ANNUAL OPERATING PLANS AND DGETS

15.1 Preparation

The General Manager shall be responsible for the preparation of the annual operating plans and budgets of the Company or Project Company. The operating plan and budget for the next fiscal year shall be submitted to the Board of Directors for examination and approval prior to November I of each year and shall include detailed plans and projections regarding:

(a) procurement of materials, machinery, equipment and other capital expenditures of the Company or Project Company;

(b) plans and policies with respect to the manufacture of the Ad Products;

Company;

(c) estimated revenues, expenditures and profits of the Company or Project

Company; and

(d) staffing levels and plans for training personnel of the Company or Project

(e) marketing, sales and distribution plans and policies for domestic and export sales of the Ad Products.

(f) product development proposal

15.2 Examination and Implementation

The Board of Directors shall complete its examination and approval of each annual operating plan and budget for the next fiscal year prior to the end of December 31 of each year. The General Manager shall be responsible for the implementation of the annual operating plan and budget as approved by the Board.

16. TAXATION, THREE FUNDS AND PROFIT DISTRIBUTION

16.1 Tax Treatment

The Company or Project Company shall pay taxes in accordance with relevant Chinese laws and regulations and shall enjoy all preferential tax and customs treatment available to it under the PRC law. The Parties anticipate that the Company or Project Company shall qualify for the preferential tax and customs treatment. In order to confirm the tax treatment applicable to the Company or Project Company, the Parties shall, immediately after the Establishment Date, procure that the Company or Project Company submit an application to the appropriate tax authorities of China requesting confirmation of the tax and duty exemptions, reductions and other preferences to be accorded to the Company or Project Company. Furthermore, with the Assistance of Party B, the Company or Project Company shall also apply for any other reductions of or exemptions from relevant taxes and duties which are now available or will become available to the Company or Project Company under any of the laws and regulations of the PRC.

16.2 Three Funds

After fully making up accumulated losses of previous years, if any, and payment of taxes in accordance with the relevant laws and regulations of the PRC, the Company shall allocate a percentage of its annual after-tax profit for contribution towards the Three Funds. The amount to be allocated to the Three Funds shall be decided by the Board of Directors on a yearly basis in accordance with the financial performance of the Company or Project Company, in light of the relevant laws and regulations of the PRC.

16.3 Profit Distribution

(a) After paying taxes in accordance with the law and making contributions to the Three Funds, the remaining earnings of the Company shall be available for dividend distribution to the Parties. The General Manager shall recommend a dividend distribution plan to the Board of Directors within the first three (3) months following the end of each fiscal year of the Company for the Board’s consideration and approval or modification. In his or her recommendation, the General Manager shall consider that the Company has sufficient funds on hand to pay the dividends and meet its approved capital expenditure budget and working capital requirement for the current budget year. The Company or Project Company shall not distribute dividends unless the losses of previous fiscal year(s) have been fully made up. Remaining undistributed dividend from previous years may be distributed together with that of the current year and the Board of Directors may authorize the payment of dividends from undistributed dividends from previous years at any time.

(b) Dividends shall be distributed to the Parties in proportion to each Party’s holding of the registered capital of the Company or Project Company at the time of the distribution.

17. FINANCIAL AFFAIRS AND CCOUNTING

17.1 Accounting System

(a) The Company or Project Company shall maintain its accounts in accordance International Financial Reporting Standards (IFRS) and the provisions of this Contract and the Articles of Association and in a manner sufficient to satisfy accounting principles and the financial and tax reporting requirements of the Parties. The General Manager and the Finance Controller shall establish the accounting system and procedures for the Company or Project Company in accordance with IFRS.

(b) The fiscal year of the Company or Project Company shall start on January 1 of the year and end on December 31 of the same year. The first fiscal year of the Company or Project Company shall commence on the Establishment Date and end on December 31 of the same year. The last fiscal year of the Company or Project Company shall start on January 1 of the year of termination and end on the date of termination.

17.2 Books and Records

The Company or Project Company shall keep true and correct records and accounts in accordance with applicable PRC accounting laws and regulations.

17.3 Inspection of Books and Records

Each Party shall have the right to examine and copy all books of account, records, vouchers, contracts and documents of any kind that are necessary or appropriate for monitoring the financial performance of the Company or Project Company. Each Party may make such examination and copies during the Company or Project Company’s normal business hours, provided that such examination and copying does not unreasonably interfere with the business operations of the Company or Project Company. Each Party may exercise such rights through its agent or employee or by an independent accounting firm designated by the Party.

17.4 Accounting Unit

The currency of accounts of the Company or Project Company shall be determined by the Board of Directors of the Company. When foreign currency transactions take place, the foreign currency amount will be translated into the reporting currency for recording purposes. Any increase or decrease in the balance of accounts relating to foreign currency transactions shall be translated into the currency of account in accordance with the official Foreign Exchange rate announced by the People’s Bank of China on the transaction date or on the first day of the month when the transaction takes place.

17.5 Reports

The Company or Project Company shall prepare in accordance with IFRS and provide to the Parties:

(a) Within sixty (60) days after the last day of each fiscal year, the balance sheet of the Company or Project Company as of the end of such fiscal year and the related profit and loss statement and statement of cash flows for the fiscal year then ended, in each case audited as provided below.

(b) Within thirty (30) days after the last day of each financial quarter, the unaudited balance sheet, cash flow of the Company or Project Company as of the end of such quarter and the related profit and loss statement (for such quarter and for the year-to-date).

(c) Within thirty (30) days after the last day of each month, (i) a profit and loss statement for such month; and (ii) cash flow statement and balance sheet; (iii) a forecast/outlook for the remainder of the current fiscal quarter, which shall include without limitation the number of personnel, revenue, cash balance and expenses.

17.6 Audit

An independent and reputable international accounting firm approved by the Board shall be engaged by the Company or Project Company as its auditor to examine and verify the annual financial statements of the Company or Project Company and shall submit the audit report to the Board and the General Manager. Either Party shall also have the right not more than once in each fiscal year, to appoint an accountant audit the accounts of the Company or Project Company. The expense of the audit shall be borne by the Company or Project Company. If the results of any such audit are significantly different from that conducted by the Company or Project Company’s auditor, it will be brought to the attention of the Board. The Company or Project Company will permit such accountant to have access to the Company or Project Company’s books and records and Management Personnel and will provide such accountant with office space and all other reasonable facilities to enable the accountant to carry out the audit.

17.7 Additional Reports and Provision of Returns

(a) In order to assist Party A in interpreting and reporting the Company or Project Company’s financial performance to meet its reporting requirements, the Company or Project Company shall provide, with the assistance of its outside auditor as necessary or convenient, without charge, to Party A such additional reports, financial data and information in English, and in the format, style and structure as Party A may reasonably request.

(b) The Company or Project Company shall provide, to any Party that may so request a copy of each tax return and report that it is required to file with any governmental entity in sufficient time prior to such filing to permit its review by such Party prior to filing.

18. BANK ACCOUNTS AND FOREIGN EXCHANGE

18.1 Bank Accounts

The Company or Project Company shall open RMB deposit accounts and Foreign Exchange deposit accounts with authorized banks in China, and the procedures for issuing and signing checks shall be determined by the Board of Directors. The Company or Project Company may also open Foreign Exchange deposit accounts with foreign banks outside China as designated by the Board of Directors subject to approval by the relevant government authorities.

18.2 Foreign Exchange Requirements of the Company or Project Company

All of the Company or Project Company’s Foreign Exchange receipts shall be deposited in its Foreign Exchange accounts and all the payments in Foreign Exchange shall be made from its Foreign Exchange deposit accounts. In addition to payment of dividend distributions, other payments to be made by the Company or Project Company to Party A, its Affiliates and/or to any expatriate employees of the Company or Project Company shall be made in United States Dollars or such other Foreign Exchange as Party A may designate. Party A and/or its Affiliates shall have the right to remit outside China all payments made to it by the Company or Project Company, including amounts paid to it upon dissolution of the Company or Project Company, in accordance with applicable PRC laws and regulations.

19. CONFIDENTIALITY AND NON-COMPETITION

19.1 Confidentiality

(a) Each of the Parties acknowledges and agrees that the discharge of its obligations under this Contract and the contracts and documents referred to herein to which it is a party will involve the disclosure of Confidential Information.

(b) The Parties shall use the Confidential Information only for the purposes specified in this Contract and the other contracts and documents contemplated herein and therein to which it is a party, and shall not disclose any Confidential Information to third parties without the prior written consent of the Party providing such Confidential Information; provided, however, that a Party may be permitted to disclose Confidential Information received by it to its Affiliate(s) when such disclosure is necessary for such Party to carry out its obligations under this Contract, the Articles of Association or the other contracts referred to herein upon the execution of a non-disclosure agreement between such Affiliate(s) and the Party providing the Confidential Information.

(c) The Company or Project Company, the Parties and their respective Affiliates that receive Confidential Information shall make such Confidential Information available only to those of their directors, managers and personnel whose duties necessitate familiarity with such Confidential Information and shall cause such directors, managers and personnel also to comply with the confidentiality obligations set forth in this Contract.

(d) The confidentiality obligations set forth in this Contract shall be maintained during the Joint Venture Term. If after the expiry of the Joint Venture term Party A wants to engage in the businesses of the Joint Venture as set out herein, Party A shall not use the Confidential Information belonging to Party B or to the Joint Venture in breach of the confidentiality obligations set forth in this Contract. If after the expiry of the Joint Venture term Party B wants to engage in the businesses of the Joint Venture as set out herein, Party B shall not use the Confidential Information belonging to Party A or to the Joint Venture in breach of the confidentiality obligations set forth in this Contract.

19.2 Non-Competition

Promptly after the Initial Contribution Date, Party A and B shall not:

(a) directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected in any manner with, any business in the PRC of the type and character engaged in by the Joint Venture and in competition with the Company or Project Company.

(b) solicit for itself or any entity other than the Company or Project Company of a customer or client of the Company or Project Company; or

(c) persuade or attempt to persuade any employee of the Company or Project

Company to leave the Company or Project Company’s employ.

The non-compete covenants set forth in this Contract shall remain in force for the Joint Venture

Term and for an additional period of two (2) full calendar years after the termination of this Contract.

In case any of Party A or B or its Affiliates own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected in any manner with, any business in the PRC of the type and character engaged in and competitive with that conducted by the Company or Project Company, the other parties may pre-terminate the Contract at its sole discretion.

Party A and B represent and warrant that Party A or B or any joint venture (regardless Party A or B’s share equity ratio in such joint ventures) does not currently own and will not at any time during the duration of this Agreement or within 2 years following the termination of this Agreement, set up any other Ad product network locations or engage in any businesses in competition with the Company or Project Company.

Party B represents and warrants that Party B does not and will not engage in any businesses in competition with the Company or Project Company in any of the locations of the Joint Venture Company.

20. DURATION OF THE COMPANY AND EXTENSION

The Joint Venture Term shall commence on upon the issuance of business license and shall continue for twenty (20) years.

Extension

The Company may be extended upon its expiration. The extension shall be recommended in writing by one of the Parties within two (2) years prior to the expiration date but no later than nine months (9) months prior to the expiration date and shall be decided by mutual agreement of the Parties. Upon the Parties’ approval of the extension, the Company shall file within the statutory time limit an application for approval of the extension with the applicable Chinese authorities.

If both Parties agree to the extension but the applicable Chinese authorities refuse to agree to such an extension, the Company will be terminated and liquidated.

If both Parties refuse to the extension upon its expiration or within any period of time following its expiration, the Company shall be terminated and liquidated.

21. EARLY TERMINATION

This Contract can be terminated in the event that any of the conditions or events set forth below occur: (a)	Either Party fails to make its contractual commitment or contributions to the registered capital of the Company on the Initial Contribution Date and/or any other date set forth on Schedule 1 and such failure continues for a period of more than ninety (90) days and is not waived by the other Party. In such case, either Party may give notice of termination.

(b) There occurs a material breach of this Contract and such breach is not cured by the breaching Party within sixty (60) days after receipt of written notice of the breach from the non- breaching Party. In such case, either Party may give notice of termination.

(c) Any Party or its relevant Affiliate fails to perform any of its material obligations under the Contract or any other contract referred to herein if, in the reasonable opinion of the non-breaching

Party, such non-performance creates a material risk of loss to such non-breaching Party or the Company or Project Company. In such case, either Party may give notice of termination.

(d) The Company or Project Company sustains serious losses for three (3) consecutive years or the Company or Project Company is unable to attain its business goals and, after consultation, the Parties are unable to agree on a business plan to improve the economic situation of the Company or Project Company. In such case, either Party may give notice of termination.

(e) Total or partial performance of this Contract is prevented by an Event of Force Majeure lasting for more than ninety (90) days and, after consultation, the Parties are unable to agree on a method to perform this Contract. In such case, either Party may give notice of termination.

(f) The Parties mutually agree to terminate this Contract and agree on the terms for the dissolution of the Company or Project Company. In such case, the Company or Project Company and its assets shall be dealt with in accordance with such agreement and applicable law.

(g) Party A and B may terminate this Contract in advance upon the occurrence of events described in the relevant Articles of this Contract.

(h) Party A may terminate this Contract in advance at its sole discretion due to Party B’s failure to fully assist the Company or Project Company in the establishment of Ad Product network, that leads to breach of contract.

22. LIQUIDATION AND DISSOLUTION

22.1 Liquidation

Upon the adoption of a unanimous Board resolution to terminate this Contract pursuant to this Contract and approval by the Examination and Approval Authority to dissolve the Company or Project Company, the Parties shall cause the Directors appointed by them to adopt a resolution to liquidate the Company or Project Company and establish a liquidation committee. The composition, powers and functions of the liquidation committee, formulation of liquidation procedures, and payment of liquidation proceeds shall be as set forth in the Articles of Association. Notwithstanding the foregoing, prior to the liquidation of any of the Company or Project Company assets, Party A shall have (i) the absolute right to re-possess and remove from the premises of the Company or Project Company any property or assets (including any proprietary property provided to the Company or Project Company pursuant to the Technology License Contract and any other documents, drawings, or information in any form whatsoever) of Party A which were neither contributed to the registered capital of the Company or Project Company nor purchased by the Company or Project Company from Party A, and (ii) have the right of first refusal to purchase, at the higher of scrap or book value, any process equipment of the Company or Project Company which, in Party A’s sole opinion, embodies technology licensed pursuant to the Technology License Contract.

22.2 Termination

After the liquidation of the Company or Project Company is completed and the Company or

Project Company has been effectively dissolved, the Parties shall terminate this Contract, the Articles of

Association and all of the contracts contemplated herein by a writing executed by the duly authorized representative of each of the Parties.

Valuation and Disposal of Assets.

In the event of liquidation of the Company or Project Company, the Parties shall not take possession, remove or otherwise deal with any assets of the Company or Project Company prior to the completion of liquidation. The Parties further agree that:

In the event of liquidation of the Company or Project Company Party A shall have the option but no obligation (1) to purchase the machinery; equipment, tools and inventory of the Company or Project Company at market value, or (2) to accept the machinery, equipment, tools and inventory of the Company or Project Company, in lieu of payment of money, as part of the distribution of surplus assets of the Company or Project Company at a valuation equal to the market value at that time (subject to reimbursement by Party A to Party B in case such value exceeds its entitlement to the surplus assets of the Company or Project Company) for Party A’s portion;

22.3 Effect of Termination.

Simultaneously with the termination of the Company or Project Company, all rights granted to the Company or Project Company under the Sales Contract, LCD Display Supplier Agreement and Technology License Contract shall terminate, if they have not previously expired.

22.4 Buy out

Upon the occurrence of any of the following events, the indicated Party shall have the right to request either the early termination of the Company or Project Company or the buyout of its equity interest by the other Party or the other Party’s equity interest by it or any third party selected by it, and the Company or Project Company shall be terminated or reorganized accordingly pursuant to Article

23.5 and 23.6, unless the Parties agree otherwise:

(a) If there has occurred a material breach of this Contract and such breach is not cured within sixty (60) days of written notice thereof from the non-breaching Party, then the non- breaching Party shall have such right.

(b) If the Company or Project Company has sustained heavy losses for three (3) consecutive years, or the cumulative amount of losses has exceeded fifty percent (50%) of the total registered capital of the Company, whichever occurs first, then both parties shall have such right.

(c) If any Party transfers or attempts to transfer its equity in the Company or

Project Company in violation of the provisions of this Contract, then the other Party shall have such right.

(d) If a significant part of the assets of the Company or Project Company is expropriated without proper compensation, then both parties shall have such right.

(e) If any other unforeseen circumstance arises where it is likely that the Company or Project Company will suffer an overall loss during the entire Joint Venture Term, then any Party shall have such right.

(f) If total or partial performance of this Contract is prevented by an Event of Force Majeure for more than ninety (90) days, then any Party whose performance is not so prevented shall have such right.

(g) If both Parties decide to terminate their joint venture corporation, then any

Party shall have such right.

(h) If insolvency, dissolution or winding up of one party occurs, then another party shall have such right.

have such right.

(i) If a change in control or ownership of one party occurs, then another party shall

22.5 Buyout Option

(a) If the indicated Party (the “Requesting Party”) chooses to terminate the Company or Project Company pursuant to Article 23.4, then the Requesting Party shall send written notice therefor to the Chairman of the Board. Within thirty (30) days of the receipt of such notice, the Chairman or the Vice Chairman if the Chairman is so designates or a Director appointed by the Chairman to act on his behalf, shall convene a Board meeting therefor.

(b) If the Requesting Party chooses to buy out or cause a third party to buy out the other Party’s interests in the Company or Project Company, it shall notify the other Party in writing. Upon the receipt of the notice by the other Party, the Parties or the third party (in light of the actual circumstances), as the case may be, shall commence negotiations for the buyout immediately.

(c) In the case that the Requesting Party chooses to terminate the Company or Project Company, the other Party may, at the Board meeting convened in connection therewith, option to buy out or cause a third party to buy out the Requesting Party’s equity interest in the Company or Project Company.

(d) If neither the Requesting Party nor the other party chooses the buyout option, the Parties shall cause the Board to adopt a unanimous resolution for dissolution of the Company or Project Company at the Board meeting convened therefore.

(e) The price for any buyout under this Article shall be determined in accordance with Article 22.6. After the price is determined and accepted in accordance with Article 22.6, an equity transfer agreement shall be entered into therefore between Party A and Party B or between the selling Party with the selected third party. The selling Party shall assist in securing all necessary government approvals. In the event Party A is the selling Party, all payments to Party A shall be made in foreign exchange.

(f) If any Party exercises the buyout option, the Parties shall complete the buyout transaction within six (6) months following the Requesting Party’s initial termination or buyout request. In the event the Parties fail to do so within such time, unless the Parties shall agree otherwise, each Party shall agree to the termination and dissolution of the Company or Project Company and cause its Directors to vote in favor therefore on a Board meeting convened therefore no later than thirty (30) days following such six (6) months period. Failure by any Party to do so shall constitute material breach of this Contract, which shall justify unilateral application by the other Party to the Examination and Approval Authority to terminate and liquidate the Company or Project Company in accordance with applicable laws and regulations.

(g) The termination of the Company or Project Company and the transfer of equity as a result of any buyout transaction shall be subject to the approval of the Examination and Approval Authority, if required by law.

22.6 Buyout Price

(a) The price of the selling Party’s equity interest shall be:

(i) the net worth of the Company or Project Company, to be determined by an audited balance sheet effective on the date of termination or buyout request, multiplied by the percentage of the Company or Project Company’s registered capital contributed by the selling Party, plus;

(ii) an additional amount, if any, to be negotiated in good faith reflecting the fair market value of the Company or Project Company as a going concern in light of the actual circumstances of the Company or Project Company, the market value of similarly-sized companies in the same industry, recent or existing bona fide offers from third parties, and internationally accepted principles relevant to the determination of going concern value.

(b) If the price cannot be agreed upon within thirty (30) days of the Board meeting convened following the Requesting Party’s termination or buyout request, the value of the relevant equity interest shall be determined by a top-ranking Chinese foreign joint venture public accounting firm designated by the Parties and shall be approved by the relevant authority if required by law. Such valuation shall be completed within sixty (60) days of the date of appointment of the accounting firm. The fees associated with such valuation shall be borne by the selling Party. The value determined by such accounting firm shall be final and binding.

22.7 Setoff and Withholding

The Parties hereby agree that in the event of a buyout pursuant to this Contract:

(a) the purchasing Party shall have the right to set off from the buyout price otherwise to be paid to the selling Party any outstanding amount owed or payable by the selling Party to the purchasing Party at the time and/or withhold for and on behalf of the Company or Project Company from such buyout price any outstanding amount owed or payable by the selling Party to the Company or Project Company at the time and deliver such withheld amount to the Company or Project Company;

(b) the selling Party shall, in the case the purchasing party being a third party, assure that such third party shall agree to withhold from the buyout price to be paid to the selling Party any outstanding amount owed or payable by the selling Party to the Company or Project Company and/or the other Party at the time and deliver such amount directly to the Company or Project Company and/or the other Party, as the case may be. The Parties understand that failure to do so shall be proper ground for the other Party to refuse to give its consent to such buyout.

23. LIABILITY FOR BREACH OF CONTRACT

23.1 Breach of Contract

If a Party fails to perform any of its material obligations under this Contract, or if a representation or warranty made by a Party under this Contract is untrue or materially inaccurate, the Party shall be deemed to have breached this Contract.

23.2 Failure to Pay Capital Contributions

Should one of the Parties fail to pay any portion of its contribution to the registered capital of the Company at the time and in the amounts stipulated in Article 6 and Schedule 1 of this Contract, such Party shall be deemed to be in breach of the Contract and, in addition to any liability it may incur for such breach, such Party shall pay to the Company a late contribution penalty at a monthly rate equal to the then applicable lending rate published by the People’s Bank of China on the amount of the contribution due and unpaid for as long as such contribution is due and unpaid.

23.3 Indemnity for Breach of Contract

(a) If the Company or Project Company suffers any cost, expense, liability or loss, including but not limited to lost profits, as a result of a breach of this Contract by either Party, then the breaching Party shall indemnify and hold the Company or Project Company harmless in relation to any such cost, expense, liability or loss, inclusive of all related losses, costs and fees.

(b) If the non-breaching Party suffers any cost, expense, liability or loss, including but not limited to lost profits, as a result of a breach of this Contract by the breaching Party, the breaching Party shall indemnify and hold the non-breaching Party harmless in relation to such cost, expense, liability or loss incurred by the non-breaching Party, inclusive of all related losses, costs and fees.

23.4 Continued Implementation of Contract

During the period of breach, the Parties shall in all other respects continue their implementation of this Contract.

24. INSURANCE

Party B shall, at its own cost and expense and at all times during the operation of the Company or Project Company, procure and maintain full and adequate insurance coverage in a manner prudent and advisable to cover the Company or Project Company and its Ad Product network and Ad Product devices. The relevant insurance policies maybe obtained from any insurance company authorized to provide such policies in the PRC. The types of insurance (which shall include product liability insurance) and the value, duration and denomination of the currency of the premiums and insurance proceeds shall be determined by the Board of Directors based upon the recommendation of the General Manager based on the practices of similar business in other countries and the actual circumstances in the PRC.

25. FORCE MAJEURE

25.1 Performance of Obligations

If any Party is prevented from performing any of its obligations excluding the payment of monies due hereunder which payment obligations are hereby specifically stipulated to be outside the scope of the definition of Event of Force Majeure under this Contract due to an Event of Force Majeure, the time for performance of the obligations under this Contract specifically prevented from performance by such Event of Force Majeure shall be extended by a period equal to the period of delay caused by such Event of Force Majeure. A Party claiming inability to perform due to an Event of Force Majeure shall take appropriate means to minimize or remove the effects of the Event of Force Majeure and, within the shortest possible time, attempt to resume performance of the obligation(s) affected by the Event of Force Majeure. If an Event of Force Majeure occurs, no Party shall be responsible for any damage, increased costs or loss which the other Parties may sustain by reason of such a failure or delay of performance, and such failure or delay shall not be deemed a breach of this Contract. All other obligations under this Contract and the time for performance thereof shall remain unaffected.

25.2 Notice

The affected Party shall immediately notify the other Party of the occurrence of any Event of Force Majeure and shall provide available evidence thereof. Should the delay caused by any Event of Force Majeure continue for more than ninety (90) consecutive days, the Parties shall settle the issue of further performance of this Contract through friendly negotiations or in accordance with the relevant articles under this Contract.

25.3 Continued Implementation of Contract

During the period of an Event of Force Majeure, the Parties shall in all other respects continue their implementation of this Contract.

26. APPLICABLE LAW

26.1 Governing Law

The laws or regulations or relevant documentation of the PRC which are officially published and publicly available shall apply to and govern the formation, validity, interpretation and implementation of this Contract. In the event that there is no officially published and publicly available law of China governing a particular matter relating to this Contract, reference shall be made to the relevant provisions in any treaty to which the PRC is a member or signatory. If there is no such applicable treaty provision, then reference shall be made to general international practices.

27. DISPUTE RESOLUTION

27.1 Arbitration

(a) Any dispute arising from, out of or in connection with this Contract shall be settled through friendly consultations between the Parties. Such consultations shall begin immediately after a Party has delivered to the other Party a written request for such consultation. If within ninety (90) days following the date on which such notice is given, the dispute cannot be settled through consultations, the dispute shall, be submitted to China International Economic and Trade Arbitration Commission and in accordance with Arbitration rules as amended.

(b) There shall be three (3) arbitrators. Party A shall select one (1) arbitrator and Party B shall select one (1) arbitrator, and both arbitrators shall be selected within thirty (30) days after giving or receiving the demand for arbitration. If a Party does not appoint an arbitrator who has consented to participate within thirty (30) days after the selection of the first arbitrator, the relevant appointment shall be made by the Commission. A third arbitrator shall be mutually agreed by the two so appointed arbitrators, whose nationality shall not be American or Chinese. If the arbitrators appointed by the Parties cannot agree on the choice of the third arbitrator within a period of 30 days after their nomination, then the third arbitrator shall be appointed by the Commission. The arbitral award shall be final and binding upon all Parties, and shall deal with the question of costs of arbitration and all matters related thereto.

27.2 Continued Implementation of Contract

During the period when a dispute is being resolved, the Parties shall in all other respects continue their implementation of this Contract.

28. MISCELLANEOUS

28.1 Language

This Contract is executed in English and Chinese in two (2) original counterparts in each language. Both language versions shall have equal validity. Each Party acknowledges that it has reviewed both language texts and that they are substantially the same in all material respects.

28.2 Entire Agreement

This Contract and the other contracts contemplated herein constitute the entire agreement among Party A and Party B with respect to the subject matters set forth herein and therein and supersede all prior discussions, notes, memoranda, negotiations, understandings and all the documents and agreements between them relating to the same. All documents, agreements, understandings and correspondence between the Parties prior to the execution of this Contract shall, with the exception of any non-disclosure/confidentiality undertakings, become null and void automatically when this Contract enters into effect.

28.3 Amendment

Amendments to this Contract and the other contracts contemplated herein may be made only by a written agreement in English and Chinese signed by duly authorized representatives of each of the

Parties and, unless prior approval from the Examination and Approval Authority is statutorily required, will become effective as soon as the amendments are filed with the Examination and Approval Authority for record.

28.4 Conflict or Inconsistency

The rights and obligations of the Parties established by and under this Contract shall continue to exist throughout the Joint Venture Term and shall not be prejudiced by the establishment of the Company or Project Company, the adoption of the Articles of Association or the execution of any of the contracts contemplated herein. In the event of any conflict or inconsistency between this Contract on the one hand and the Articles of Association or other contracts contemplated herein on the other, the Articles of Association and other contracts contemplated herein shall prevail. In the event of any conflict or inconsistency between this Contract and the project analysis of agricultural media, this Contract shall prevail.

28.5 Notices

Notices or other communications required to be given by any Party or the Company or Project Company pursuant to this Contract shall be written in English [and Chinese] and may be delivered personally, sent by registered airmail (postage prepaid) by a recognized courier service, or sent by facsimile transmission to the address of the other Party set forth below or such other address notified in lieu thereof. The dates on which notices shall be deemed to have been effectively given shall be determined as follows:

(a) Notices given by personal delivery shall be deemed effectively given on the date of personal delivery to the other Party.

(b) Notices given by registered airmail (postage prepaid) shall be deemed effectively given on the seventh (7th) day after the date on which they were mailed (as indicated by the postmark).

(c) Notices given by air courier shall be deemed effectively given on the date of delivery (as indicated by the airway bill) to the other Party.

(d) Notices given by facsimile transmission shall be deemed effectively given on the first (1st) business day following the date of transmission.

For the purpose of notices, the addresses of the Parties are as follows: Party A: China Agriculture Media Group Co. Ltd.

中农传媒集团有限公司

Attention: Weiheng Cai · B2, 1708 Nan Fung Tower, 173 Des Voeux Road C, Hong Kong SAR of China

Telephone No:·(86)(020)38781568

Facsimile No: ·(86) (020) 38781681

Party B: Hebei Agricultural Means of Production Co., Ltd.

Attention: Chen Li Jun · No 6 South JiansheZhi Road, Chengdu City, Sichuan Province, PRC

Telephone No(86)0311-86035463

Facsimile No: (86)0311-86035583

Facsimile No: (86)0311-60351282

Any Party may at any time change its address for service of notice or communication in writing delivered to the other Party in accordance with the terms hereof.

28.6 Waiver

Unless otherwise provided for, failure or delay on the part of any Party. Both parties should to exercise any right or privilege under this Contract according to promissory or within reasonable period in case of no promissory. Otherwise it shall not be operate as a waiver of such right or privilege nor shall any partial exercise of any right or privilege preclude any further exercise thereof within reasonable period. Any waiver by a Party of a breach of any term or provision of this Contract shall not be construed as a waiver by such Party of any subsequent breach, its rights under such term or provision, or any of its other rights hereunder.

28.7 Headings

The headings contained in this Contract are for reference only and shall not be deemed to be a part of this Contract or to affect the meaning or interpretation hereof.

28.8 Validation

This Contract, along with the supplemented document, shall be approved by the examination department of the P.R.C. government and take into effect upon accepting the approval.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Contract to be executed as of the date first above written by their duly authorized representatives.

China Agriculture Media Group Co. Ltd.

中农传媒集团有限公司

/s/ Weiheng Cai

By:	Weiheng Cai, Director

Hebei Agricultural Means of Production Co., Ltd.

/s/ Chen Li Jun

By: Chen Li Jun

President

Schedule 1

- Contributions of Parties and Terms Thereof

Schedule 2

- List of Ad Products of the Company

Schedule 3

- Typical LDC network configurations